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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-4 (No. 333-60202) of Insight Communications Company, Inc. of our report dated March 9, 2001, relating to the combined balance sheet of The AT&T Insight Midwest Systems as of December 31, 2000 and the related combined statement of operations and parent's investment, and cash flows for the year ended December 31, 2000, and our report dated October 11, 2000, relating to the combined balance sheet of The AT&T Insight Midwest Systems as of December 31, 1999 and the related combined statement of operations and parent's investment, and cash flows for the period from March 1, 1999 to December 31, 1999 ("New Insight") and for the period from January 1, 1999 to February 28, 1999 ("Old Insight"), which reports appear in the Form 8-K/A-1 of Insight Communications Company, Inc. dated March 23, 2001 and to the reference of our firm under the heading "Experts" in the registration statement.

     Our report dated October 11, 2000 contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Insight, acquired Tele-Communications, Inc., the owner of the assets comprising Old Insight, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the period before the acquisition and, therefore, is not comparable.

                                             /s/ KPMG LLP


Denver, Colorado
July 23, 2001